Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-248852, 333-250940, 333-253074, 333-253351, 333-262666, 333-269665, 333-277116 and 333-284985) pertaining to the 2020 Share Incentive Plan, 2020 Employee Share Purchase Plan, 2011 Israeli Share Option Plan, and Stand-Alone Restricted Share Unit Award of JFrog Ltd. of our reports dated February 13, 2026 with respect to the consolidated financial statements of JFrog Ltd. and the effectiveness of internal control over financial reporting of JFrog Ltd. included in this Annual Report (Form 10-K) for the year ended December 31, 2025.

February 13, 2026	/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member of Ernst & Young Global